Exhibit 8.2

Suite 2800, 1100 Peachtree Street NE Atlanta, GA 30309-4528 t 404 815 6500 f 404 815 6555

direct dial 404 815 6045 direct fax 404 541 3102 HPreston@kilpatricktownsend.com

December 13, 2017

Board of Directors

Clifton Bancorp Inc.

1433 Van Houten Avenue

Clifton, New Jersey 07015

Ladies and Gentlemen:

We have acted as special counsel to Clifton Bancorp Inc., a Maryland corporation (“Clifton”), in connection with the Agreement and Plan of Merger, dated as of November 1, 2017 (the “Agreement”), between Clifton and Kearny Financial Corp., a Maryland Corporation (“Kearny”), pursuant to which Clifton will merge with and into Kearny, with Kearny surviving (the “Merger”). As required pursuant to Section 6.1(g) of the Agreement, we are rendering our opinion (the “Opinion”) concerning certain United States federal income tax consequences of the Merger.

In preparing our Opinion, we have examined or relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Agreement; (ii) the registration statement on Form S-4 in connection with the Merger, and the joint proxy statement/prospectus, included therein, filed with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”); and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Kearny and Clifton dated the date hereof (the “Representation Letters”). For purposes of our Opinion we have assumed that such statements and representations are accurate and complete without regard to any qualification as to knowledge or belief. Our Opinion assumes and it is expressly conditioned on, among other things, the accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations of Kearny and Clifton as set forth in the Representation Letters. We have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement or any other documents. We have further assumed that the Merger will be consummated in accordance with the Agreement and the Registration Statement.

ATLANTA  AUGUSTA  CHARLOTTE  DALLAS  DENVER  LOS ANGELES  NEW YORK  RALEIGH  SAN DIEGO  SAN FRANCISCO

SEATTLE  SHANGHAI  SILICON VALLEY  STOCKHOLM  TOKYO  WALNUT CREEK  WASHINGTON  WINSTON-SALEM

December 13, 2017

Our Opinion is based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (“IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in a material modification of our Opinion. Our Opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. In addition, any material changes to the documents referred to above could affect our conclusion herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER”: (1) we are of the opinion that, under current law, the Merger will qualify as a “reorganization” within the meaning of Code section 368(a), and (2) the descriptions of the law and the legal conclusions set forth in the Registration Statement under the heading “CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger to the holders of Clifton common stock.

Except as set forth above, we express no opinion to any party as to any tax consequences of the Merger or any transaction related thereto, whether U.S. federal, foreign, state or local. Our Opinion has been prepared in connection with the Merger and may not be relied upon for any other purpose without our prior written consent. Our Opinion is expressed as of the date hereof, and we assume no obligation to revise or supplement our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

This opinion letter is issued to Clifton solely for the benefit of Clifton and its shareholders in connection with the Merger. This Opinion may be filed as an exhibit to the Registration Statement. Furthermore, we consent to the reference to Kilpatrick Townsend & Stockton LLP, under the caption “CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

December 13, 2017

Sincerely,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Heather L. Preston
Heather L. Preston